Issuer Free Writing Prospectus Filed Pursuant to Rule 433

supplementing the

Preliminary Prospectus Supplement dated November 13, 2018

Registration No. 333-223058

MARRIOTT INTERNATIONAL, INC.

Floating Rate Series Y Notes due 2020

4.150% Series Z Notes due 2023

4.650% Series AA Notes due 2028

PRICING TERM SHEET

Dated: November 13, 2018

Floating Rate Series Y Notes due 2020

Issuer:	Marriott International, Inc.

Security:	Floating Rate Series Y Notes due 2020 (the “Series Y Notes”)

Aggregate Principal Amount:	$550,000,000.00

Maturity Date:	December 1, 2020

Coupon (Interest Rate):	Three-month LIBOR plus 0.600% per annum, reset quarterly

Interest Payment Dates:	March 1, June 1, September 1 and December 1, commencing on March 1, 2019

Interest Determination Dates:	Second London banking day preceding the first day of the applicable interest period

Initial Interest Determination Date:	November 14, 2018

Day Count Convention:	Actual/360

Price to Public:	100.000%

Interest Base Rate:	LIBOR

Index Currency:	USD

Index Maturity:	3-month

Spread:	+ 60 bps

Minimum Interest Rate:	Zero

Optional Redemption Provisions:	None

Expected Settlement Date:	November 16, 2018 (T+3)

CUSIP:	571903 AZ6

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Change of Control:	Issuer repurchase offer required following certain changes of control as described in the Preliminary Prospectus Supplement dated November 13, 2018.

Anticipated Ratings:	Baa2 by Moody’s Investors Service, Inc. BBB by S&P Global Ratings

Joint Book-Running Managers:	J.P. Morgan Securities LLC Deutsche Bank Securities Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Wells Fargo Securities, LLC

Senior Co-Managers:	Citigroup Global Markets Inc. Scotia Capital (USA) Inc. U.S. Bancorp Investments, Inc. Fifth Third Securities, Inc. Goldman Sachs & Co. LLC HSBC Securities (USA) Inc. SunTrust Robinson Humphrey, Inc.

Co-Managers:

Barclays Capital Inc.

BNP Paribas Securities Corp.

BNY Mellon Capital Markets, LLC

Capital One Securities, Inc.

MUFG Securities Americas Inc.

PNC Capital Markets LLC

Commerz Markets LLC

Santander Investment Securities Inc.

TD Securities (USA) LLC

Loop Capital Markets LLC

The Williams Capital Group, L.P.

ANZ Securities, Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Note: The issuer expects that delivery of the notes will be made to investors on or about November 16, 2018, which will be the third business day following the date of the prospectus supplement (such settlement being referred to as “T+3”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes before the second business day prior to November 16, 2018 will be required, by virtue of the fact that the notes initially settle in T+3, to specify an alternative settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers who wish to trade notes prior to their date of delivery hereunder should consult their advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC at (212) 834-4533 (collect) or Deutsche Bank Securities Inc. at (800) 503-4611.

4.150% Series Z Notes due 2023

Issuer:	Marriott International, Inc.

Security:	4.150% Series Z Notes due 2023 (the “Series Z Notes”)

Aggregate Principal Amount:	$350,000,000.00

Maturity Date:	December 1, 2023

Coupon:	4.150%

Interest Payment Dates:	June 1 and December 1, commencing on June 1, 2019

Day Count Convention:	360-day year consisting of twelve 30-day months

Price to Public:	99.836%

Benchmark Treasury:	2.875% due October 31, 2023

Benchmark Treasury Yield:	2.986%

Spread to Benchmark Treasury:	+ 120 bps

Yield to Maturity:	4.186%

Optional Redemption Provisions:	The Series Z Notes may be redeemed in whole or in part from time to time prior to November 1, 2023 (1 month prior to the maturity date of the notes), at the issuer’s option, at a redemption price equal to the greater of (1) 100% of the principal amount of the Series Z Notes being redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest (not including accrued interest as of the redemption date) on the Series Z Notes to be redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (the yield to maturity of the United States Treasury security, selected by a primary U.S. government securities dealer, having a maturity comparable to the remaining term of the Series Z Notes being redeemed) plus 20 basis points, plus, in each case, accrued and unpaid interest on the Series Z Notes to the redemption date.

The Series Z Notes may be redeemed in whole or in part from time to time on or after November 1, 2023 (1 month prior to the maturity date of the notes), at the issuer’s option, at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus any accrued and unpaid interest on the notes being redeemed to the redemption date.

Expected Settlement Date:	November 16, 2018 (T+3)

CUSIP:	571903 BA0

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Change of Control:	Issuer repurchase offer required following certain changes of control as described in the Preliminary Prospectus Supplement dated November 13, 2018.

Anticipated Ratings:	Baa2 by Moody’s Investors Service, Inc. BBB by S&P Global Ratings

Joint Book-Running Managers:	J.P. Morgan Securities LLC Deutsche Bank Securities Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Wells Fargo Securities, LLC

Senior Co-Managers:	Citigroup Global Markets Inc. Scotia Capital (USA) Inc. U.S. Bancorp Investments, Inc. Fifth Third Securities, Inc. Goldman Sachs & Co. LLC HSBC Securities (USA) Inc. SunTrust Robinson Humphrey, Inc.

Co-Managers:

Barclays Capital Inc.

BNP Paribas Securities Corp.

BNY Mellon Capital Markets, LLC

Capital One Securities, Inc.

MUFG Securities Americas Inc.

PNC Capital Markets LLC

Commerz Markets LLC

Santander Investment Securities Inc.

TD Securities (USA) LLC

Loop Capital Markets LLC

The Williams Capital Group, L.P.

ANZ Securities, Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Note: The issuer expects that delivery of the notes will be made to investors on or about November 16, 2018, which will be the third business day following the date of the prospectus supplement (such settlement being referred to as “T+3”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes before the second business day prior to November 16, 2018 will be required, by virtue of the fact that the notes initially settle in T+3, to specify an alternative settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers who wish to trade notes prior to their date of delivery hereunder should consult their advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC at (212) 834-4533 (collect) or Deutsche Bank Securities Inc. at (800) 503-4611.

4.650% Series AA Notes due 2028

Issuer:	Marriott International, Inc.

Security:	4.650% Series AA Notes due 2028 (the “Series AA Notes”)

Aggregate Principal Amount:	$300,000,000.00

Maturity Date:	December 1, 2028

Coupon:	4.650%

Interest Payment Dates:	June 1 and December 1, commencing on June 1, 2019

Day Count Convention:	360-day year consisting of twelve 30-day months

Price to Public:	99.680%

Benchmark Treasury:	3.125% due November 15, 2028

Benchmark Treasury Yield:	3.140%

Spread to Benchmark Treasury:	+ 155 bps

Yield to Maturity:	4.690%

Optional Redemption Provisions:	The Series AA Notes may be redeemed in whole or in part from time to time prior to September 1, 2028 (3 months prior to the maturity date of the notes), at the issuer’s option, at a redemption price equal to the greater of (1) 100% of the principal amount of the Series AA Notes being redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest (not including accrued interest as of the redemption date) on the Series AA Notes to be redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (the yield to maturity of the United States Treasury security, selected by a primary U.S. government securities dealer, having a maturity comparable to the remaining term of the Series AA Notes being redeemed) plus 25 basis points, plus, in each case, accrued and unpaid interest on the Series AA Notes to the redemption date.

The Series AA Notes may be redeemed in whole or in part from time to time on or after September 1, 2028 (3 months prior to the maturity date of the notes), at the issuer’s option, at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus any accrued and unpaid interest on the notes being redeemed to the redemption date.

Expected Settlement Date:	November 16, 2018 (T+3)

CUSIP:	571903 BB8

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Change of Control:	Issuer repurchase offer required following certain changes of control as described in the Preliminary Prospectus Supplement dated November 13, 2018.

Anticipated Ratings:	Baa2 by Moody’s Investors Service, Inc. BBB by S&P Global Ratings

Joint Book-Running Managers:	J.P. Morgan Securities LLC Deutsche Bank Securities Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Wells Fargo Securities, LLC

Senior Co-Managers:	Citigroup Global Markets Inc. Scotia Capital (USA) Inc. U.S. Bancorp Investments, Inc. Fifth Third Securities, Inc. Goldman Sachs & Co. LLC HSBC Securities (USA) Inc. SunTrust Robinson Humphrey, Inc.

Co-Managers:

Barclays Capital Inc.

BNP Paribas Securities Corp.

BNY Mellon Capital Markets, LLC

Capital One Securities, Inc.

MUFG Securities Americas Inc.

PNC Capital Markets LLC

Commerz Markets LLC

Santander Investment Securities Inc.

TD Securities (USA) LLC

Loop Capital Markets LLC

The Williams Capital Group, L.P.

ANZ Securities, Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Note: The issuer expects that delivery of the notes will be made to investors on or about November 16, 2018, which will be the third business day following the date of the prospectus supplement (such settlement being referred to as “T+3”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes before the second business day prior to November 16, 2018 will be required, by virtue of the fact that the notes initially settle in T+3, to specify an alternative settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers who wish to trade notes prior to their date of delivery hereunder should consult their advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC at (212) 834-4533 (collect) or Deutsche Bank Securities Inc. at (800) 503-4611.